Exhibit 10.02

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Kana Software, Inc., a Delaware corporation (“Kana” or the “Company”) and Mark A. Angel (the “Executive”), effective as of May 4, 2007 (the “Effective Date”).

1.	Duties and Scope of Employment.

(a) Position. The Company agrees to employ Executive in the position of Senior Vice President for Corporate Development & Strategy, reporting to the Chief Executive Officer of the Company (the “CEO”).

(b) Obligations to the Company. Executive shall be permitted to serve as a member of the board of directors of the companies listed on Exhibit BD attached hereto, which list may be supplemented with additional board memberships at the Executive’s request and the prior written consent of the Company’s Board of Directors (the “Board of Directors”). Nothing herein shall prohibit Executive from rendering commercial, charitable or professional services of any nature to any person or organization, whether or not for compensation provided such work does not adversely affect Executive’s obligations to the Company hereunder.

(c) No Conflicting Obligations. During the time that this Agreement is in effect, Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity.

(d) Effective Date. Executive shall commence Employment under the terms of this Agreement on the Effective Date.

2.	Cash and Incentive Compensation.

(a) Salary. The Company shall pay Executive as compensation for his services a base salary at a gross monthly rate of $16,667 (an annualized base salary of $200,000) and shall be payable in accordance with the Company’s standard payroll schedule, currently bi-monthly. The compensation specified in this Section 2(a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Compensation.”

(b) 2007 Bonus. For the period from the Effective Date through December 31, 2007, Executive shall have the opportunity to earn a performance bonus of $150,000.00 (the “Annual

Bonus”) adjusted in year one for the mid-year start date. As a direct report to the Chief Executive Officer, Executive will participate in the K2 Executive bonus plan.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

/s/ Mark Angel

Mark A. Angel

KANA SOFTWARE, INC.

By:	/s/ Michael S. Fields

Title:	Chief Executive Officer